Exhibit (h)(3)

AMENDMENT No. 2 to Distribution Agreement

THIS AMENDMENT is made and entered into as of this 19th day of October, 2024, by and between Forum Real Estate Income Fund, a Delaware statutory trust, (the “Fund”) and Foreside Fund Services, LLC, a Delaware limited liability company (the “Distributor”).

WHEREAS, the Fund and the Distributor are parties to that certain Distribution Agreement dated as of September 9, 2022, as amended by Amendment No. 1 dated as of June 11, 2024 (the “Agreement”);

WHEREAS, the Fund has received an exemptive order from the Securities and Exchange Commission (“SEC”) permitting, among other things, the Fund to issue multiple Classes of Shares and impose asset based distribution and /or service fees, early withdrawal charges and early repurchase fees with respect to certain Classes of Shares; and

WHEREAS, the parties hereto desire to amend the Agreement as set forth herein.

NOW, THEREFORE, for valuable consideration, receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to amend the Agreement as follows:

1.	Amendments to Agreement

(a)	Section 2.H. of the Agreement is replaced with the following:

Pursuant to the Exemptive Order, the Fund shall make payments of any distribution and/or shareholder service fees to the Distributor in accordance with the conditions of the Exemptive Order or such other applicable rule or regulation upon which the Fund may rely. In accordance with such conditions, the Board has approved a distribution and service plan (the “Plan”) for the Fund, and Class K Shares and Class M Shares of the Fund are subject to a distribution and/or service fee upon the terms and conditions set forth in such Plan. The Distributor shall receive the distribution and/or service fee at the rate and terms and conditions set forth in the Plan as amended from time to time. The Distributor may reallow all or a portion of the distribution and/or service fee paid under such Plan to a Financial Intermediary or other third party; however, the Distributor shall not be obligated to make such payments to the Financial Intermediaries or other parties unless the Distributor has received a corresponding payment from the applicable Fund.

(b)	The notice address of the Fund set forth in Section 15 of the Agreement is replaced with the following:

Forum Real Estate Income Fund

Attn: Jay Miller

240 Saint Paul Street, Suite 400

Denver, CO 80206

Telephone: (303) 501-8875

email: jmiller@forumig.com

With a copy to:

Forum Capital Advisors LLC

Attn: General Counsel

240 Saint Paul Street, Suite 400

Denver, CO 80206

Telephone: (303) 501-8880

email: legal@forumig.com

(c)	Exhibit A to the Agreement is hereby amended and restated in its entirety with Exhibit A attached hereto.

4.	Miscellaneous Provisions

(a)            Defined Terms. Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Agreement.

(b)            No Other Amendments. Except as specifically amended hereby, the Agreement will remain in full force and effect.

(c)            Governing Law; Dispute Resolution. This Amendment shall be governed by the laws of the State of Delaware in the same manner as the Agreement (as set forth in Section 17 thereof). In connection with any controversy or claim arising out of or relating to this Amendment the manner of dispute resolution shall be determined in the same manner as if such controversy or claim had arisen under the Agreement.

(d)           Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including .pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(e)            Headings. The article and section headings contained in this Amendment are for reference purposes only and not affect in any way the meaning or interpretation of this Amendment.

(f)            Severability. If any one or more provisions contained in this Amendment shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Amendment, but this Amendment shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

Signature Page Follows

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment on the date first written above.

FORUM REAL ESTATE

INCOME FUND

By:	/s/ Brad Nemzer
	Name:	Brad Nemzer
	Title:	Vice President

FORESIDE FUND SERVICES, LLC

By:	/s/ Teresa Cowan
	Name:	Teresa Cowan
	Title:	President

EXHIBIT A

Compensation

SALES LOADS:

Any and all upfront commissions on sales of Shares notified by the Fund in writing to the Distributor in respect of a particular Financial Intermediary up to the maximum such upfront commission rate set forth in the Registration Statement, including the Prospectus, filed with the SEC and in effect at the time of sale of such Shares.

Such commissions shall not exceed 7.25% of the applicable sale amount and shall be paid by the Distributor to the applicable Financial Intermediaries as set forth in the Registration Statement and only after, for so long as and to the extent that the Distributor has received such sales loads from the applicable Fund.

SHAREHOLDER SERVICING FEE:

The Fund has received an Exemptive Order from the SEC permitting it to offer multiple Classes of Shares and to adopt a Shareholder Servicing Plan for certain Classes of Shares. Pursuant to the conditions of such Exemptive Order and the Plan adopted by the Board, the Fund will pay the Distributor an ongoing monthly fee at an annualized rate of 0.75% of the aggregate net assets of the Fund attributable to Class K Shares, and an ongoing monthly fee at an annualized rate of 0.50% of the aggregate net assets of the Fund attributable to Class M Shares. Such fees shall be paid by the Distributor to the applicable Financial Intermediaries as set forth in the Registration Statement, only for so long as and to the extent that the Distributor has received such fee.

For the avoidance of doubt, the Fund’s Class I Shares and Founders Shares will not pay any fees to the Distributor.